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                                                                    EXHIBIT 99.1



                                  PRESS RELEASE
                    FOR RELEASE JANUARY 12, 2010 AT 4:00 P.M.


Contacts:
Jim Plack                                     Joseph J. Bouffard
President and CEO                             President and CEO
American Bank                                 Phone: (410) 256-5000
301-572-3740                                  Baltimore County Savings Bank
                                              410-248-9130

    AMERICAN BANK AND BCSB BANCORP, INC. ANNOUNCE AGREEMENT FOR SALE OF FOUR
        BALTIMORE COUNTY SAVINGS BANK, F.S. B. BRANCHES TO AMERICAN BANK

ROCKVILLE, MD/BALTIMORE - American Bank and BCSB Bancorp, Inc. (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, F.S.B., today announced that the parties entered into a definitive agreement for American Bank to purchase four branches of Baltimore County Savings Bank located in Catonsville, Baltimore County; Owings Mills, Baltimore County; Hamilton, Baltimore City; and Ellicott City, Howard County. After the sale, BCSB will operate 14 branches spread across Baltimore and Harford Counties.

For BCSB, the sale marks an important component of its long-term strategic plan to strengthen the community bank as well as consolidate, focus and grow in its traditional marketplace.

Baltimore County Savings Bank President and Chief Executive Officer, Joseph J. Bouffard, said, "This transaction makes sense for Baltimore County Savings Bank from a number of perspectives. Geographically, it will allow us to concentrate our efforts on the Northeast Maryland, Interstate 95 corridor where the bulk of our branch offices are located. Economically, it will improve efficiency and profitability, as a result of substantial cost reductions. Financially, the bank's already strong capital ratios will improve even more. Last but not least, we are very happy to be able to transfer our depositors and employees to a well-run community bank that looks a lot like BCSB."

"We are proud to provide our financial services to the customers of these four branches. In expanding into the Baltimore area, we are confident customers will appreciate American Bank's commitment to addressing their unique needs," stated Jim Plack, President and Chief Executive Officer of American Bank. "We welcome the customers of Baltimore County Savings Bank to American Bank and look forward to continuing to deliver outstanding customer service."

The purchase includes the assumption of approximately $81 million in deposits, the transfer of the fixtures and equipment located at the branches, leased premises for the Catonsville, Ellicott City and Owings Mills branches and, in the case of the Hamilton branch, the real property at which the branch is located. No loans are being sold as part of the transaction. The completion of the transaction is expected in the second quarter, subject to regulatory approval and the satisfaction of certain other conditions described in the agreement.

Since 1983, American Bank has been providing a full suite of financial services designed to meet the unique needs of its community. Convenience and personal relationships are the hallmarks of American Bank's way of doing business. American Bank operates in Maryland, Washington D.C. and Ohio. For more information, visit www.americanfsb.com.
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BCSB Bancorp, Inc. operates principally through Baltimore County Savings Bank, which was founded in 1955 and provides regional community banking solutions through locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. BCSB Bancorp, Inc. intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including the Risk Factors described in BCSB Bancorp, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2009.